Exhibit 10.2(d)

THIRD AMENDMENT TO LEASE AGREEMENT

THIS THIRD AMENDMENT TO LEASE AGREEMENT (this "Third Amendment"), made and entered into as of the 14th day of June 2007, by and between 2300 WINDY RIDGE PARKWAY INVESTORS LLC, a Delaware limited liability company ("Landlord"), and MANHATTAN ASSOCIATES, INC., a Georgia corporation ("Tenant");

WITNESSETH THAT:

WHEREAS, Wildwood Associates, a Georgia general partnership ("Original Landlord") and Tenant entered into that certain Lease Agreement June 25, 2001, as amended by that certain First Amendment to Lease Agreement (the "First Amendment") dated June I 0, 2002, that certain Second Amendment to Lease Agreement (the "Second Amendment") dated February 23, 2007, and that certain Second Amendment Memorandum (the "Memorandum") (collectively, as amended, the "Lease"), for certain premises in the building located at 2300 Windy Ridge Parkway, Atlanta, Georgia 30339 (the "Building"), consisting, as of the date hereof, of approximately 137,868 square feet of Rentable Floor Area in the Building being Floor I North (22, 719 rsf), Floor 3 North (23,776 rsf), Floor 3 South (9,021 rsf), Floor 6 South (13,608 rsf), Floor 7 (63,296 rsf), and Floor 8 (5,448 rsf) (collectively, the "Demised Premises");

WHEREAS, pursuant to the Second Amendment and the Memorandum, as of the Effective Date (i.e., July 1, 2007), the Demised Premises will be reconfigured and will consist of the Second Expansion Space and certain Retained Premises being approximately 166,930 square feet of Rentable Floor Area being Floor I (22,719 rsf), Floor 7 (425 rsf), Floor 8 (18,765 rsf), Floor 9 (62,576 rsf) and Floor IO (62,445 rsf) whereupon Tenant will surrender the Surrendered Space (as defined in the Second Amendment);

WHEREAS, Landlord acquired all of the right, title and interest of Original Landlord, in and to the Lease;

WHEREAS, Landlord and Tenant have agreed that Tenant will lease additional premises within the Building; and

WHEREAS, Landlord and Tenant desire to evidence such expansion of the Demised Premises and to amend certain other terms and conditions of the Lease and evidence their agreements and other matters by means of this Third Amendment;

NOW THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Lease is hereby amended and the parties hereto do hereby agree as follows:

1.    Expansion of Demised Premises. As of the Effective Date, Landlord hereby leases to Tenant andTenant hereby leases from Landlord additional premises in the Building consisting of approximately 9,021 square feet of Rentable Floor Area being Floor 3 South (space Tenant is currently leasing), which space is hereby deemed a part of the Retained Premises as defined in the Second Amendment (the "3'd Floor Space"). As of the Effective Date, all references in the Lease and this Third Amendment to the "Demised Premises" shall be deemed to also include the 3rd Floor Space and shall consist of 175,951 square feet of Rentable Floor Area.

2.    Terms. Tenant's lease of the 3rd Floor Space hereunder and during the Extension Term (as defined in the Second Amendment) will be subject to all terms and conditions of the Lease, as amended by the Second Amendment.

3.    Acceptance of 3rd Floor Space. Tenant hereby accepts the 3rd Floor Space "AS IS" as of the date hereof and acknowledges that Landlord will have no obligation to make any tenant improvements or alterations to the 3rd Floor Space or to provide any credit, abatement or adjustment of Rent or other sum payable under the Lease, as amended herein, except that Landlord shall provide Tenant with the Construction Allowance for the 3rd Floor Space set forth in Paragraph 6 of the Second Amendment being $45.00 per square foot of Net Floor Area of the 3rd Floor Space and such Construction Allowance shall be used by Tenant in accordance with the terms of Paragraph 6 of the Second Amendment. Tenant acknowledges it is currently in possession of the 3rd Floor Space and therefore Landlord has no delivery obligation with respect thereto.

4.    Must-Take Space.

(a) Must-Take Space Taken on Must-Take Space Date. If Tenant is not then leasing that certain space consisting of 8,280 square feet of Floor Rentable Area in the Building known as Suite 360 and as depicted on Exhibit A attached hereto and by this reference made a part hereof (the "Must-Take Space"), on July 1, 2009 (the "Must-Take Space Date"), the Demised Premises shall be automatically expanded to include all of the Must-Take Space and as of such date, the Must-Take Space shall be subject to all of the terms and conditions of the Lease, as amended. Tenant will accept the Must-Take Space "AS IS" and acknowledges that Landlord will have no obligation to make any tenant improvements or alterations to the Must-Take Space or to provide any credit, abatement or adjustment of Rent or other sum payable under the Lease, as amended herein, except as expressly set forth in the Second Amendment. Tenant shall commence paying Base Rental and Tenant's Additional Rental on the Must-Take Space in the same manner and calculated at the same rate as Base Rental and Tenant's Additional Rental is then calculated and paid on the Demised Premises under the Lease, subject to future adjustment as provided in the Lease, being the earlier to occur of: (i) ninety (90) days after Landlord delivers the Must-Take Space to Tenant in its AS-IS condition or (ii) the date Tenant commences business operations from all or any portion of the Must-Take Space. The Construction Allowance for improvements provided to Tenant for the Must-Take Space shall be an amount equal to $37.00 per square foot of Net Floor Area of the Must-Take Space. Tenant's lease of the Must-Take Space hereunder and during the remainder of the Extension Term will be subject to all terms and conditions of the Second Amendment, as amended herein.

(b) Must Take-Space Early Occupancy. Upon thirty (30) days prior written notice to Landlord, prior to the Must-Take Space Date, Tenant shall have the right to access the Must-Take Space in its "AS-IS" condition upon the same terms and conditions of the Lease, except that Tenant shall pay no Base Rental for such early access period, but Tenant shall pay to Landlord Tenant's Additional Rental for the Must-Take Space during such early access period.

(c) Must Take-Space Early Lease. Upon thirty (30) days prior written notice to Landlord, Tenant shall have the right to lease and occupy the Must-Take Space prior to the Must-Take Space Date, subject to all of the terms and conditions of the Lease, as amended. If Tenant elects to lease and occupy the Must-Take Space prior to the Must-Take Space Date, Tenant will accept the Must-Take Space "AS IS" and acknowledges that Landlord will have no obligation to make any tenant improvements or alterations to the Must-Take Space or to provide any credit, abatement or adjustment of Rent or other sum payable under the Lease, as amended herein, except as expressly set forth in the Second Amendment, and Tenant shall commence paying Base Rental and Tenant's Additional Rental on the Must-Take Space in the same manner and calculated at the same rate as Base Rental and Tenant's Additional Rental is then calculated and paid on the Demised Premises under the Lease, subject to future adjustment as provided in the Lease, being the earlier to occur of: (i) ninety (90) days after Landlord delivers the Must-Take Space to Tenant in its AS-IS condition or (ii) the date Tenant commences business operations from all or any portion of the Must-Take Space. The Construction Allowance for improvements provided to Tenant for the Must-Take Space prior to the Must-Take Space Date shall be an amount equal to the product of multiplying the Construction Allowance times a fraction, the numerator of which is the number of full calendar months remaining in the Lease Term and the denominator of which is 135.

As of the Must-Take Space Date or such earlier date if Tenant elects to lease and occupy the Must-Take Space prior to the Must-Take Space Date in accordance with Paragraph 4(c) above, all references in the Lease to the "Demised Premises" shall be deemed to also include the Must-Take Space and shall consist of 184,231 square feet of Rentable Floor Area. The parties acknowledge and agree that any exercise by Tenant of either or both of its options to further renew the Lease in accordance with the terms of Special Stipulation No. 1 of Exhibit "G" to the Lease, as amended by Paragraph 12 of the Second Amendment, shall include all of the "Demised Premises," as may be expanded from time to time.

5.    Brokers. Each party represents and warrants to the other that neither it nor its officers or agents nor anyone acting on its behalf has dealt with any real estate broker other than Hines Properties, Inc. who represented Landlord and CB Richard Ellis, Inc. who represented Tenant in the negotiating or making of this Third Amendment, and each party agrees to indemnify and hold the other party, its agents, employees, partners, directors, shareholders and independent contractors harmless from all liabilities, costs, demands, judgments, settlements, claims, and losses, including reasonable attorneys' fees and costs, incurred by the other party in conjunction with any such claim or claims of any other broker or brokers purportedly acting on behalf of the indemnifying party claiming to have interested Tenant in the Building, the 3rd Floor Space or the Demised Premises, or claiming to have caused such party to enter into this Third Amendment.

6.    No Defaults. Each party hereby agrees that there are, as of the date hereof, regardless of the giving of notice or the passage of time, or both, no defaults or breaches on the part of Landlord or Tenant under the Lease.

7.    Capitalized Terms. All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Lease.

8.    Headings. The headings used herein are provided for convenience only and are not to be considered in construing this Third Amendment.

9.    Entire Agreement. This Third Amendment represents the entire agreement between the parties with respect to the subject matter hereto. Landlord and Tenant agree that there are no collateral or oral agreements or understandings between them with respect to the Demised Premises, the 3rd Floor Space or the Building other than the Lease and this Third Amendment. This Third Amendment supersedes all prior negotiations, agreements, letters or other statements with respect to Tenant's lease of the 3rd Floor Space and the Must-Take Space.

10.    Binding Effect. This Third Amendment shall not be valid and binding on Landlord and Tenant unless and until it has been completely executed by and delivered to both parties.

EXCEPT AS expressly amended and modified hereby, the Lease shall otherwise remain in full force and effect, the parties hereto hereby ratifying and confirming the same. To the extent of any inconsistency between the Lease and this Third Amendment, the terms of this Third Amendment shall control.

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IN WITNESS WHEREOF, the undersigned parties have duly executed this Third Amendment under seal as of the day and year first above written.

LANDLORD:		TENANT:

2300 WINDY RIDGE PARKWAY INVESTORS		MANHATTAN ASSOCIATES, INC.
LLC, a Delaware limited liability company		a Georgia corporation

By:	UBS Realty Investors LLC,
a Massachusetts limited liability company,
Its Manager

By:	/s/ Lawrence S. Puzzo	By:	/s/ Dennis B. Story
Print Name:	Lawrence S. Puzzo	Print Name:	Dennis B. Story
Title:	Director	Its:	Senior Vice President & Chief
Financial Officer

[CORPORATE SEAL]

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